Supplement No. 9 dated January 28, 2003 to prospectus dated January 11, 2000


The expiration date of Netsmart Technologies, Inc. warrants to purchase 448,535 shares of common stock at $12.00 per share has been extended from January 31, 2003 to April 30, 2003.